Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209827

Subject to completion, dated December 11, 2017

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary prospectus supplement
(to Prospectus dated February 29, 2016)

14,500,000 Shares

Iron Mountain Incorporated

Common stock

We are offering 14,500,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "IRM." On December 8, 2017, the last reported sale price of our common stock on the NYSE was $40.12 per share.

We intend to use the net proceeds of this offering, together with the net proceeds from our incurrence of new unsecured senior debt, or the Debt Financing, to finance the purchase price of the acquisition of IO Data Centers, LLC, or IODC, to pay related fees and expenses and, to the extent of any remaining net proceeds, for general corporate purposes (which may include financing the expansion of our adjacent and other businesses through acquisitions and repaying outstanding indebtedness). This offering is not contingent on the consummation of the Debt Financing or the Acquisition (as defined herein). If the Acquisition is not consummated, we would use the net proceeds from this offering for general corporate purposes. Accordingly, if you decide to purchase common stock in this offering, you should be willing to do so whether or not we complete the Acquisition or the Debt Financing.

The shares of our common stock are subject to certain restrictions on ownership and transfer designed to protect our qualification as a real estate investment trust for U.S. federal income tax purposes, or REIT. See "Description of Iron Mountain Capital Stock" in the accompanying prospectus.

Investing in our common stock involves risks. See "Risk factors" beginning on page S-12 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2016 and our other periodic reports filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference herein.

	Per share	Total

Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to Iron Mountain Incorporated, before expenses	$	$

(1)    We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 2,175,000 shares of our common stock at the public offering price, less the underwriting discount.

None of the SEC, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares are expected to be ready for delivery on or about                              , 2017.

J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities	Barclays	Evercore ISI

                              , 2017

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or contained in any free writing prospectus relating to the common stock. Neither we nor the underwriters have authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as information that we have previously filed with the SEC and incorporated by reference herein, is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. The descriptions set forth in this prospectus supplement replace and supplement, where inconsistent, the description of the general terms and provisions set forth in the accompanying prospectus.

Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus supplement

Prospectus

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offer and sale of shares of our common stock in this offering and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference herein or therein. The second part, the accompanying prospectus dated February 29, 2016, gives more general information about us and our other securities, some of which may not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents we have referred you to in this prospectus supplement under "Where you can find more information" and "Information incorporated by reference," which supersedes the information referred to under "Where you can find more information" and "Information incorporated by reference" in the accompanying prospectus.

All references to "Iron Mountain," "we," "our" or "us" in this prospectus supplement are to Iron Mountain Incorporated and its consolidated subsidiaries and do not include IODC and its subsidiaries (unless otherwise indicated or the context otherwise requires).

Unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus assumes the completion of the Debt Financing, and that the underwriters for this offering do not exercise their option to purchase additional shares of common stock. In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Acquisition.

Information incorporated by reference

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information subsequently filed with the SEC will update or supersede information we have included or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any filings made after the date of this prospectus supplement with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, until this offering is completed or terminated.

The following documents were filed by us under File No. 1-13045 and are incorporated by reference herein (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):

•
Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017, or the Annual Report;

•
Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on April 27, 2017, the fiscal quarter ended June 30, 2017, filed with the SEC on July 28, 2017, and the fiscal

S-i

  quarter ended September 30, 2017, filed with the SEC on October 26, 2017, or the Third Quarter Report, and collectively, the Quarterly Reports;

•
Current Reports on Form 8-K and Form 8-K/A filed with the SEC on May 9, 2016, April 24, 2017, May 10, 2017, May 30, 2017, August 22, 2017, September 5, 2017, September 6, 2017, September 18, 2017, October 5, 2017, October 23, 2017, November 15, 2017 and December 11, 2017, respectively;

•
the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of the Annual Report from our definitive proxy statement for our 2017 Annual Meeting of Stockholders dated April 13, 2017; and

•
the description of our common stock contained in the Registration Statement on Form 8-A dated May 27, 1997, as amended by Amendment No. 1 to Form 8-A on June 3, 2005, and including all further amendments and reports filed for the purpose of updating such description.

We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those to which we specifically refer. You may obtain this information at no cost by writing or telephoning us at: One Federal Street, Boston, Massachusetts 02110, (617) 535-4766, Attention: Investor Relations.

Cautionary note regarding forward-looking statements

We have made statements in this prospectus supplement and the documents incorporated by reference herein that constitute "forward-looking statements" or "forward-looking information" as such terms are defined in the U.S. Private Securities Litigation Reform Act of 1995 and other U.S. federal securities laws. These forward-looking statements concern our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations. These statements are based on assumptions we have made regarding, among other things, our commitment to future dividend payments, expected 2017 consolidated internal storage rental revenue growth rate and capital expenditures, estimate of total integration expenditures associated with our acquisition of Recall Holdings Limited, or Recall, pursuant to the Scheme Implementation Deed, as amended, with Recall, or the Recall Transaction, our ability to close the Debt Financing and the Acquisition and the potential impact of the Acquisition or any other pending acquisitions. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believe," "expect," "anticipate," "estimate" or similar expressions, we are making forward-looking statements.

Although we believe that our forward-looking statements are based on reasonable assumptions, expected results may not be achieved, and actual results may differ materially from expectations. Important factors that could cause actual results to differ from expectations include, among others, those set forth below. Please read carefully the information under "Risk factors" beginning on page S-12 and under "Risk Factors" in the Annual Report.

In addition, important factors that could cause actual results to differ from expectations include, among others:

•
our ability to remain qualified for taxation as a REIT;

•
the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies;

•
changes in customer preferences and demand for our storage and information management services;

S-ii

•
the cost to comply with current and future laws, regulations and customer demands relating to data security and privacy issues, as well as fire and safety standards;

•
the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information;

•
changes in the price for our storage and information management services relative to the cost of providing such storage and information management services;

•
changes in the political and economic environments in the countries in which our international subsidiaries operate and changes in the global political climate;

•
our ability or inability to complete acquisitions on satisfactory terms, to close pending acquisitions, including the Acquisition, and to integrate acquired companies, such as IODC, efficiently;

•
changes in the amount of our capital expenditures and our ability to invest according to plan;

•
our ability to comply with our existing debt obligations or to obtain additional financing to meet our working capital needs;

•
changes in the cost of our debt;

•
the impact of alternative, more attractive investments on dividends;

•
the cost or potential liabilities associated with real estate necessary for our business;

•
the performance of business partners upon whom we depend for technical assistance or management expertise outside the United States; and

•
other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated.

In addition, our ability to close the Acquisition is dependent on the satisfaction of customary closing conditions set forth in the Purchase Agreement (as defined herein).

Other important factors that could cause actual results to differ materially from those contained in our forward-looking statements are described more fully in the Annual Report and in the Quarterly Reports, including those described under the caption "Risk Factors," and in our other reports filed from time to time with the SEC. Please also see "Risk factors" beginning on page S-12 of this prospectus supplement.

These cautionary statements should not be construed by you to be exhaustive, and they are made only as of the date of this prospectus supplement. You should not rely upon forward-looking statements except as statements of present intentions and of present expectations, which may or may not occur. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or otherwise. Readers are also urged to review carefully and consider the various disclosures we have made or incorporated by reference in this prospectus supplement, as well as our other periodic reports filed with the SEC.

S-iii

Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement or incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before purchasing shares of our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the information under the caption "Risk Factors" in the Annual Report and our condensed consolidated financial statements in the Quarterly Reports and consolidated financial statements in the Annual Report, and in the footnotes thereto, which are incorporated by reference herein.

Overview

We have been organized and have operated as a REIT since our taxable year ended December 31, 2014. We store records, primarily physical records and data backup media, and provide information management and data center services that help organizations around the world protect their information, lower storage rental costs, comply with regulations, enable corporate disaster recovery, and better use their information for business advantages, regardless of its format, location or life cycle stage. We offer comprehensive records and information management services and data management services, along with the expertise and experience to address complex storage and information management challenges such as rising storage rental costs, and increased litigation, regulatory compliance and disaster recovery requirements. We provide data center facilities to protect mission-critical assets and ensure the continued operation of our customers' information technology (IT) infrastructures, with secure and reliable colocation and wholesale options. Founded in an underground facility near Hudson, New York in 1951, we have more than 230,000 customers in a variety of industries in 53 countries around the world as of September 30, 2017. We currently serve customers across an array of market verticals such as commercial, legal, financial, healthcare, insurance, life sciences, energy, businesses services, entertainment and government organizations, including approximately 95% of the Fortune 1000. As of September 30, 2017, we employed more than 24,000 people.

Our principal executive offices are located at One Federal Street, Boston, Massachusetts 02110, and our telephone number is (617) 535-4766.

IODC acquisition

On December 11, 2017, one of our wholly owned subsidiaries, or the Buyer, entered into a purchase agreement, or the Purchase Agreement, to acquire the U.S. operations of IODC, a leading colocation data center services provider based in Phoenix, Arizona, for $1.315 billion in cash at closing plus up to $60 million based on future performance, subject to customary adjustments. We refer to the foregoing as the Acquisition. We expect to close the Acquisition in the first quarter of 2018, subject to satisfaction of customary closing conditions. We will not acquire IODC's Singapore operations in the Acquisition.

The Purchase Agreement is not subject to a financing condition. The Purchase Agreement also contains customary termination rights for the Buyer and the seller representative, including the option of either party to terminate the Purchase Agreement if the Acquisition has not closed by February 28, 2018.

In connection with the Acquisition, we will acquire the land and buildings associated with four state-of-the-art data centers in Phoenix and Scottsdale, Arizona; Edison, New Jersey; and Columbus, Ohio. The existing data center space in the four owned facilities totals 728,000 square feet, providing 62 megawatts, or MW, of capacity with expansion potential of an additional 77 MW in Arizona and New Jersey.

IODC serves a diversified roster of more than 550 customers that include blue chip financial services, aerospace, federal government and technology companies among its top 10 customers, with no single customer representing more than 10% of IODC's total revenue.

The Acquisition follows the acquisition of FORTRUST data center on September 1, 2017 and the announcement of our international data center expansion through the planned acquisition of two Credit Suisse data centers in the London and Singapore markets. Upon closing of the Acquisition and the Credit Suisse transaction in early 2018, our data center portfolio will total more than 90 MW of existing capacity, with an additional 26 MW of capacity currently under construction and planned and future expansion potential of another 135 MW. For more information regarding the Credit Suisse transaction, see "—Other recent developments—Credit Suisse data center acquisition."

The Acquisition is closely aligned with our strategy to grow our data center business. We are focused on establishing a presence in the largest global markets for colocation and enterprise customers. Our strategy includes targeted acquisitions of businesses with customer profiles that closely mirror our own. The addition of these data centers enhances our geographic diversification and provides market-leading exposure to Phoenix, the fourth fastest market for absorption in the United States in 2017, and the 12th largest data center market globally. The Acquisition will also enhance our ability to support the needs of the largest cloud providers through new development with expansion capacity in Phoenix as well as New Jersey, another attractive market due to its proximity to the New York metro area.

Financing transactions

In addition to this offering of common stock, we intend to incur an aggregate principal amount of up to $825.0 million in the Debt Financing. This offering of common stock and the Debt Financing are expected to be consummated prior to the closing of the Acquisition. We intend to use the net proceeds from this offering, together with the net proceeds from the Debt Financing, to finance the purchase price of the Acquisition, to pay related fees and expenses and, to the extent of any remaining net proceeds, for general corporate purposes (which may include financing the expansion of our adjacent and other businesses through acquisitions and repaying outstanding indebtedness). Pending such application, we expect to repay outstanding borrowings under our revolving credit facility and/or invest the proceeds in time deposits with large, highly rated investment grade institutions. If the Acquisition is not consummated, we would use the net proceeds for general corporate purposes.

The consummation of this offering of common stock is not conditioned on the consummation of the Debt Financing or the Acquisition. The Acquisition is not conditioned on the consummation of this offering of common stock or the Debt Financing. The Debt Financing will not be conditioned on the consummation of this offering of common stock or the Acquisition. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Debt Financing.

We cannot assure you that we will complete the Acquisition or any of the other financing transactions on the terms contemplated in this prospectus supplement or at all.

Other recent developments

Dividend

On October 24, 2017, we announced a dividend of $0.5875 per share, payable on January 2, 2018, to stockholders of record on December 15, 2017. Purchasers of common stock in this offering will be entitled to receive this dividend when paid.

Credit Suisse data center acquisition

In October 2017, we entered into agreements to acquire two data centers located in London and Singapore from Credit Suisse International and Credit Suisse AG, or together, Credit Suisse, for an aggregate purchase price of approximately $100 million, which we refer to as the Credit Suisse transaction. As part of the Credit Suisse transaction, we will take ownership of both data center facilities, with Credit Suisse entering into a long-term lease with us to maintain existing data center operations. The two data centers would add a total of 273,000 square feet and over 14 MW of capacity (including future expansion) to our portfolio. The completion of the Credit Suisse transaction is subject to closing conditions; accordingly, we can provide no assurance that we will be able to complete the Credit Suisse transaction, that the Credit Suisse transaction will not be delayed or that the terms will remain the same. We expect to close the Credit Suisse transaction during the first quarter of 2018.

Iron Mountain (UK) PLC debt offering

In November 2017, our wholly owned subsidiary, Iron Mountain (UK) PLC, completed a private offering, or the IMUK Offering, of £400.0 million in aggregate principal amount of 3.875% GBP Senior Notes due 2025, or the IMUK Notes. The IMUK Notes were sold at 100.000% of par. The net proceeds from the IMUK Offering were approximately £394.1 million, after deducting discounts to the initial purchasers and estimated offering expenses. The net proceeds from the IMUK Offering, together with borrowings under our revolving credit facility, were used to fund the redemption of all of the outstanding £400.0 million in aggregate principal amount of the 6.125% GBP Senior Notes due 2022, or the IME Notes, of our wholly owned subsidiary, Iron Mountain Europe PLC.

The offering

Issuer	Iron Mountain Incorporated, a Delaware corporation.
Securities Offered	14,500,000 shares of our common stock.
Underwriters' Option	We have granted the underwriters a 30-day option to purchase up to 2,175,000 additional shares of our common stock at the public offering price, less the underwriting discount.
Shares Outstanding After This Offering	281,382,282 shares (or 283,557,282 shares if the underwriters exercise their option to purchase additional shares in full).(1)
NYSE Symbol	IRM.
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional shares of common stock in full). We intend to use the net proceeds from this offering, together with the net proceeds from the Debt Financing, to finance the purchase price of the Acquisition, to pay related fees and expenses and, to the extent of any remaining net proceeds, for general corporate purposes (which may include financing the expansion of our adjacent and other businesses through acquisitions and repaying outstanding indebtedness). Pending such application, we expect to repay outstanding borrowings under our revolving credit facility and/or invest the proceeds in time deposits with large, highly rated investment grade institutions. The completion of this offering is not conditioned upon the consummation of the Debt Financing or the Acquisition. If the Acquisition is not consummated, we would use the net proceeds for general corporate purposes. For more details, see the section captioned "Use of proceeds."

(1)   Based on 266,882,282 shares of our common stock outstanding as of September 30, 2017, and:

•
excludes 1,481,053 shares of our common stock that have been issued pursuant to the Distribution Agreement, dated October 5, 2017, which we entered into with the agents named therein, pursuant to which we may sell through such agents, from time to time, shares of our common stock having an aggregate gross sales price of up to $500.0 million;

•
excludes 1,751,045 shares that may be issued pursuant to outstanding stock options as of September 30, 2017 at a weighted average exercise price of $31.44;

•
excludes 1,116,603 restricted stock units and 485,535 performance units that were non-vested at September 30, 2017 that will each vest over an average of two years; and

•
excludes 667,427 additional shares of our common stock that may be issued under our employee stock purchase plans.

Risk Factors	See "Risk factors" beginning on page S-12 of this prospectus supplement and "Risk Factors" in the Annual Report for a discussion of the risk factors you should carefully consider before deciding to purchase shares of our common stock.
Restrictions on Ownership and Transfer
We began operating as a REIT for our taxable year ended December 31, 2014. To assist us in maintaining our qualification for taxation as a REIT, our Certificate of Incorporation includes various restrictions on the ownership and transfer of our stock, including among others, a restriction that, subject to certain exceptions, prohibits any person from owning more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding shares of common stock or 9.8% in value of our outstanding shares of capital stock.
Transfer Agent and Registrar	Computershare Shareowner Services LLC.

Summary historical financial information of Iron Mountain Incorporated

The following selected consolidated statements of operations, balance sheet and other data as of and for each of the years in the three-year period ended December 31, 2016 have been derived from our audited consolidated financial statements. The selected consolidated statements of operations, balance sheet and other data as of and for the nine months ended September 30, 2016 and 2017 have been derived from our unaudited consolidated financial statements as of and for each of the nine months ended September 30, 2016 and 2017, respectively. Our unaudited consolidated financial statements are prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such periods. Because the following information is only a summary and does not provide all of the information contained in our financial statements, the selected consolidated financial and operating information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and the Third Quarter Report and our consolidated financial statements and notes thereto contained in our Annual Report and our condensed consolidated financial statements and notes thereto in the Third Quarter Report. See "Where you can find additional information" and "Information incorporated by reference." The results of interim periods are not necessarily indicative of results that may be expected for the full year. Additionally, the results for any period presented below are not necessarily indicative of results that may be expected for any future period.

	Year ended December 31,			Nine months ended September 30,
(In thousands, except per share data)	2014	2015	2016(1)	2016(1)	2017

Consolidated Statements of Operations Data:
Revenues:
Storage rental	$1,860,243	$1,837,897	$2,142,905	$1,576,358	$1,763,609
Service	1,257,450	1,170,079	1,368,548	1,000,902	1,090,734

Total Revenues	3,117,693	3,007,976	3,511,453	2,577,260	2,854,343
Operating expenses:
Cost of sales (excluding depreciation and amortization)	1,344,636	1,290,025	1,567,777	1,151,562	1,259,318
Selling, general and administrative	869,572	844,960	988,332	737,787	719,968
Depreciation and amortization	353,143	345,464	452,326	326,896	381,319
Loss (Gain) on disposal/write-down of property, plant and equipment (excluding release estate), net	1,065	3,000	1,412	(1,131)	(967)

Total Operating Expenses	2,568,416	2,483,449	3,009,847	2,215,114	2,359,638
Operating Income	549,277	524,527	501,606	362,146	494,705
Interest Expense, Net	260,717	263,871	310,662	225,228	265,010
Other Expense, Net	65,187	98,590	44,300	37,006	33,749

Income from Continuing Operations Before Provision for Income Taxes and Gain on Sale of Real Estate	223,373	162,066	146,644	99,912	195,946
(Benefit) Provision for Income Taxes	(97,275)	37,713	44,944	46,157	29,497
Gain on Sale of Real Estate, Net of Tax	(8,307)	(850)	(2,180)	(325)	(925)

Income from Continuing Operations	328,955	125,203	103,880	54,080	167,374
(Loss) Income from Discontinued Operations, Net of Tax	(209)	—	3,353	3,628	(3,421)
(Loss) Gain on Sale of Discontinued Operations, Net of Tax	—	—	—	—	—

Net Income	328,746	125,203	107,233	57,708	163,953
Less: Net Income Attributable to Noncontrolling Interests	2,627	1,962	2,409	1,822	2,853
Net Income Attributable to Iron Mountain Incorporated.	$326,119	$123,241	$104,824	$55,886	$161,100

Earnings (Losses) per Share—Basic:
Income from Continuing Operations	$1.68	$0.59	$0.41	$0.22	$0.62

Total Income (Loss) from Discontinued Operations, Net of Tax	$—	$—	$0.01	$0.02	$(0.01)

Net Income Attributable to Iron Mountain Incorporated	$1.67	$0.58	$0.43	$0.23	$0.61

Earnings (Losses) per Share—Diluted:
Income from Continuing Operations	$1.67	$0.59	$0.41	$0.22	$0.62

Total Income (Loss) from Discontinued Operations, Net of Tax	$—	$—	$0.01	$0.02	$(0.01)

Net Income Attributable to Iron Mountain Incorporated	$1.66	$0.58	$0.42	$0.23	$0.61

Weighted Average Common Shares Outstanding—Basic	195,278	210,764	246,178	240,394	264,423

Weighted Average Common Shares Outstanding—Diluted	196,749	212,118	247,267	241,520	265,293

Dividends Declared per Common Share	$5.3713	$1.9100	$2.0427	$1.4886	$1.6543

Other Data:
Adjusted EBITDA(2)	$925,797	$920,005	$1,087,288	$790,783	$933,652
Adjusted EBITDA Margin(2)	29.7%	30.6%	31.0%	30.7%	32.7%
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$125,933	$128,381	$236,484	$458,128	$337,886
Total Assets	6,523,265	6,350,587	9,486,800	9,904,916	10,260,006
Total Long-Term Debt (including Current Portion of Long-Term Debt)	4,616,454	4,845,678	6,251,181	6,459,227	6,880,484
Redeemable Noncontrolling Interests	—	—	54,697	—	67,424
Total Equity	869,955	528,607	1,936,671	2,150,254	1,868,646

(1)    Our financial results as of and for the year ended December 31, 2016 and the nine months ended September 30, 2016 include the results of Recall Holdings Limited from May 2, 2016.

(2)    Adjusted EBITDA and Adjusted EBITDA Margin are not presented in accordance with accounting principles generally accepted in the Unites States of America, or GAAP. Adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, net, (benefit) provision for income taxes, depreciation and amortization, and also excludes certain items that we believe are not indicative of our core operating results, specifically: (i) loss (gain) on disposal/write-down of property, plant and equipment (excluding real estate), net; (ii) intangible impairments; (iii) other expense (income), net; (iv) gain on sale of real estate, net of tax; (v) Recall Costs (as defined below); and (vi) REIT Costs (as defined below). Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenues. We use multiples of current or projected Adjusted EBITDA in conjunction with our discounted cash flow models to determine our estimated overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted EBITDA and Adjusted EBITDA Margin provide our current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment. These measures are an integral part of the internal reporting system we use to assess and evaluate the operating performance of our business.

  Adjusted EBITDA excludes both interest expense, net and the (benefit) provision for income taxes. These expenses are associated with our capitalization and tax structures, which we do not consider when evaluating the operating profitability of our core operations. Finally, Adjusted EBITDA does not include depreciation and amortization expenses, in order to eliminate the impact of capital investments, which we evaluate by comparing capital expenditures to incremental revenue generated and as a percentage of total revenues. Adjusted EBITDA and Adjusted EBITDA Margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as operating income, income (loss) from continuing operations, net income (loss) or cash flows from operating activities from continuing operations (as determined in accordance with GAAP).

The following is a reconciliation of income (loss) from continuing operations to Adjusted EBITDA:

	Year ended December 31,			Nine months ended September 30,
(In thousands)	2014	2015	2016	2016	2017

Income (Loss) from Continuing Operations	$328,955	$125,203	$103,880	$54,080	$167,374
Add/(Deduct):
Gain on Sale of Real Estate, Net of Tax(1)	(8,307)	(850)	(2,180)	(325)	(925)
(Benefit) Provision for Income Taxes	(97,275)	37,713	44,944	46,157	29,497
Other Expense, Net	65,187	98,590	44,300	37,006	33,749
Interest Expense, Net	260,717	263,871	310,662	225,228	265,010
Loss (Gain) on Disposal/Write-Down of Property, Plant and Equipment (Excluding Real Estate), Net	1,065	3,000	1,412	(1,131)	(967)
Depreciation and Amortization	353,143	345,464	452,326	326,896	381,319
Recall Costs(2)	—	47,014	131,944	102,872	58,595
REIT Costs(3)	22,312	—	—	—	—

Adjusted EBITDA	$925,797	$920,005	$1,087,288	$790,783	$933,652

(1)    Tax expense associated with the gain on sale of real estate for the years ended December 31, 2014, 2015 and 2016 and for the nine months ended September 30, 2016 and 2017 was $2,205, $209, $130, $34 and $640, respectively.

(2)    Represents operating expenditures to complete the Recall Transaction, including: (i) advisory and professional fees; (ii) costs associated with the Divestments (as defined in the Annual Report) required in connection with receipt of regulatory approvals, including transitional services; and (iii) costs to integrate Recall with our existing operations, including moving, severance, facility upgrade, REIT conversion and system upgrade costs, as well as certain costs associated with our shared service center initiative for our finance, human resources and information technology functions.

(3)    Includes costs associated with our conversion to a REIT, excluding REIT compliance costs, beginning January 1, 2014.

Summary historical and "As Adjusted" financial data of IODC

The following information has been derived from IODC's audited consolidated financial statements as of and for the year ended December 31, 2016 and unaudited consolidated financial statements as of and for the nine months ended September 30, 2017. The summary "As Adjusted" information presented below reflects certain adjustments to the historical IODC consolidated financial statements giving effect to, as applicable, (i) the disposition of IODC's U.K. operations in February 2017 and (ii) the exclusion of IODC's Singapore operations prior to the consummation of the Acquisition, or together, the IODC Operations Not Acquired. The following information is only a summary and does not provide all of the information in IODC's financial statements. The results of interim periods are not necessarily indicative of results that may be expected for a full year. The "As Adjusted" information is presented for illustrative purposes only to reflect the effect of the IODC Operations Not Acquired and does not represent what IODC's actual results of operations or financial position would have actually been excluding the IODC Operations Not Acquired as of the dates or for the periods presented or project results of operations or financial position for any future periods. The adjustments are based on available information and certain assumptions that management believes are factually supportable.

The following tables present IODC's results of operations for the year ended December 31, 2016 and for the nine months ended September 30, 2017. For purposes of this presentation, we have not attributed any operating expenses or other expense-net of IO Data Centers, LLC to the IODC Operations Not Acquired. The income (loss) from operations and net loss amounts presented in the IODC Operations Not Acquired column below exclude operating expenses and other expense-net, and therefore, are not presented in accordance with GAAP. Income (loss) from operations and net loss in the IODC Operations Not Acquired column below should be considered in addition to, but not as a substitute for, other measures of financial performance presented in accordance with GAAP, such as gross profit (loss).

	For the year ended December 31, 2016

(In thousands)	IO Data Centers, LLC	IODC Operations not acquired	IO Data Centers, LLC (As adjusted)

Total revenues	$143,712	$ 8,878	$134,834
Cost of services	86,447	15,486	70,961

Gross profit (loss)	57,265	(6,608)	63,873
Total operating expenses	35,841	—	35,841

Income (loss) from operations	21,424	(6,608)	28,032
Total other expense-net(1)	84,501	—	84,501

Net loss	$(63,077)	$(6,608)	$(56,469)

Adjusted EBITDA(2)			$ 59,339

	For the nine months ended September 30, 2017

(In thousands)	IO Data Centers, LLC	IODC Operations not acquired	IO Data Centers, LLC (As adjusted)

Total revenues	$109,346	$ 5,288	$104,058
Cost of services	63,485	6,648	56,837

Gross profit (loss)	45,861	(1,360)	47,221
Total operating expenses	20,034	—	20,034

Income (loss) from operations	25,827	(1,360)	27,187
Total other expense-net(1)	66,376	—	66,376

Net loss	$(40,549)	$(1,360)	$ (39,189)

Adjusted EBITDA(2)			$ 50,896

	As of September 30, 2017

(In thousands)	IO Data Centers, LLC	IODC Operations not acquired	IO Data Centers, LLC (As adjusted)

Total assets(3)	$723,659	$115,320	$608,339

(1)    Total other expense-net for the year ended December 31, 2016 and the nine months ended September 30, 2017 primarily consists of interest expense and finance restructuring costs. These expenses are associated with IODC's overall enterprise capitalization structure.

(2)    Adjusted EBITDA is defined as net loss before interest expense, income taxes, depreciation, amortization, other expense-net and loss on disposal of assets. Adjusted EBITDA excludes both interest expense and income taxes. These expenses are associated with IODC's capitalization and tax structures, which we do not consider when evaluating the operating profitability of core operations. Adjusted EBITDA does not include depreciation and amortization expenses in order to eliminate the impact of capital investments, which we evaluate by comparing capital expenditures to incremental revenue generated and as a percentage of total revenues. Adjusted EBITDA also does not include components of other expense-net as we do not believe items within other expense-net are indicative of the core operating results of IODC. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as gross profit (loss).

The following table reconciles net loss to Adjusted EBITDA for the year ended December 31, 2016 and for the nine months ended September 30, 2017 for IO Data Centers, LLC (As Adjusted). For purposes of this presentation, we have not attributed any operating expenses or other expense-net of IO Data Centers, LLC to the IODC Operations Not Acquired.

	IO Data Centers, LLC (As adjusted)

(In thousands)	For the year ended December 31, 2016	For the nine months ended September 30, 2017

Net loss	$(56,469)	$(39,189)
Add/(deduct):
Interest expense	78,014	49,593
Provision for income taxes	—	—
Depreciation and amortization	29,896	23,471
Other expense-net	6,487	16,783
Loss on disposal of assets	1,411	238

Adjusted EBITDA	$ 59,339	$ 50,896

(3)    We will not assume any debt of IODC in the Acquisition, and we do not expect any assumed IODC liabilities to be material. As such, we are only presenting IODC's total assets on an "As Adjusted" basis for the nine months ended September 30, 2017.

Supplemental information

For the year ended December 31, 2016 and the nine months ended September 30, 2017, essentially all revenue from IODC's operations we expect to acquire was associated with rental activities. For the year ended December 31, 2016, utilities expenses for IODC's operations we expect to acquire were $20.9 million, property operating expenses, including property taxes, were $13.8 million and people costs were $7.3 million. For the nine months ended September 30, 2017, utilities expenses for IODC's operations we expect to acquire were $15.2 million, property operating expenses, including property taxes, were $10.7 million, and people costs were $7.8 million.

Risk factors

Investing in our common stock involves risks. You should carefully consider the risks described under the caption "Risk Factors" in the Annual Report, our other periodic reports filed with the SEC (which reports are incorporated by reference herein), our future periodic reports as well as the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any other prospectus supplement hereto and any related free writing prospectus before making a decision to invest in our common stock. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. Please see "Cautionary note regarding forward-looking statements" and "Where you can find more information."

Risks related to the acquisition and integration of IODC

The Acquisition will subject us to liabilities that may exist at IODC or may arise in connection with the consummation of the Acquisition.

Our acquisition of IODC will subject us to liabilities (including tax liabilities) that may exist at IODC or may arise in connection with the consummation of the Acquisition, some of which may be unknown. Although we and our advisors have conducted due diligence on the operations of IODC, there can be no guarantee that we are aware of any and all liabilities of IODC. These liabilities, and any additional risks and uncertainties related to the Acquisition not currently known to us or that we may currently deem immaterial or unlikely to occur, could negatively impact our future business, financial condition and results of operations.

The price of our common stock and our results of operations after the Acquisition may be affected by factors different from those currently affecting the price of our common stock and our results of operations.

IODC's business is different in certain ways from ours, and the price of our common stock and our results of operation after the Acquisition may be affected by factors different from those currently affecting the price of our common stock and our results of operations. The price of our common stock may fluctuate significantly following the Acquisition, including as a result of factors over which we and IODC have no control. Current stockholders may not wish to continue to invest in our common stock if the Acquisition is consummated or for other reasons may wish to dispose of some or all of their shares of our common stock. If, following the consummation of the Acquisition, there is selling pressure on our common stock that exceeds demand at the market price, the price of our common stock could decline.

We will need additional debt financing, which may not be available on favorable terms, if at all, in order to consummate the Acquisition.

We currently anticipate that we will need to raise additional debt to consummate the Acquisition. Such additional financing may not be available on favorable terms, if at all. If we are unable to obtain sufficient financing and consummate the Acquisition, we may be subject to significant monetary or other damages under the Purchase Agreement.

In connection with the Acquisition, we will incur significant additional indebtedness, which will increase the related risks we now face, could adversely affect our financial health, could prevent us from fulfilling our obligations under our various debt instruments and may limit our ability to pursue our growth strategy.

We currently have a significant amount of indebtedness, and we expect to incur significant additional indebtedness in connection with the Acquisition. As a result, we will be subject to increased risks associated with debt financing, including an increased risk that our cash flow could be insufficient to meet required payments on our debt. Our credit agreement and the indentures governing our senior and senior subordinated notes contain customary restrictive covenants and financial restrictions on us, including a maximum allowable net total lease adjusted leverage ratio of 6.5 (subject to certain exceptions) under our credit agreement and a maximum allowable leverage ratio of 6.5 (subject to certain exceptions) under our indentures. Assuming the following events had been completed on September 30, 2017, (i) this offering and the Debt Financing and the application of the net proceeds from this offering and the net proceeds from the Debt Financing as described under "Use of proceeds," (ii) the Acquisition, and (iii) the IMUK Offering and the redemption of the IME Notes as described under "Capitalization," our total long-term debt would have been approximately $7.8 billion and the leverage ratio under our indentures would have been 6.26x.

Our substantial indebtedness and the restrictive covenants in our debt agreements could have important consequences on our business and to current and potential investors. These risks include:

•
inability to satisfy our obligations with respect to our various debt instruments;

•
inability to make borrowings to fund future working capital, capital expenditures, strategic opportunities, including acquisitions and expansions into adjacent businesses, and other general corporate requirements, including possible required repurchases of our various indebtedness;

•
limits on our distributions to stockholders; in this regard if these limits prevented us from satisfying our REIT distribution requirements, we could fail to remain qualified for taxation as a REIT or, if these limits do not jeopardize our qualification for taxation as a REIT but do nevertheless prevent us from distributing 100% of our REIT taxable income, we will be subject to federal corporate income tax, and potentially a nondeductible excise tax, on the retained amounts;

•
limits on our flexibility in planning for, or reacting to, changes in our business and the information management services industry;

•
inability to adjust to adverse economic conditions;

•
limits on future borrowings under existing or future credit arrangements, which could affect our ability to repay our indebtedness or to fund our other liquidity needs;

•
inability to generate sufficient funds to cover required interest payments; and

•
restrictions on our ability to refinance our indebtedness on commercially reasonable terms.

The Acquisition could be delayed or not completed and the Purchase Agreement can be terminated in certain circumstances, each of which could negatively impact the price of our common stock and our future business and operations.

Consummation of the Acquisition is subject to customary conditions. In addition, we and IODC each has the right, in certain circumstances, to terminate the Purchase Agreement. If the Purchase Agreement is terminated or any of the conditions to closing are not satisfied and, where permissible, not waived, the

Acquisition will not be completed. Failure to complete the Acquisition or any delay in the completion of the Acquisition or any uncertainty about the completion of the Acquisition may adversely affect the price of our common stock or have an adverse impact on our future business and operations.

If the Acquisition is not completed, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Acquisition, we would be subject to a number of risks, including negative reactions from the financial markets and incurring and paying significant expenses in connection with the Acquisition, such as financial advisors' fees, legal and accounting fees and other related expenses. In addition, we could be subject to litigation related to any failure to complete the Acquisition or seeking to require us to perform our obligations under the Purchase Agreement.

Upon consummation of the Acquisition, our data center business will comprise a greater portion of our overall operations, increasing the likelihood that significant costs or disruptions at our data centers could adversely affect our business, financial condition and results of operations.

IODC's data center operations are larger than our existing data center business, and upon consummation of the Acquisition, our data center business will comprise a greater portion of our overall operations. In addition, we expect to complete the Credit Suisse transaction in the first quarter of 2018. Our data center business depends on providing customers with highly reliable facilities and operations, and we will need to retain and hire qualified personnel to manage our data center business. Service interruptions or significant equipment damage could result in difficulty maintaining service level commitment obligations that we owe to certain of our customers. Service interruptions or equipment damage may occur at one or more of our data centers as a result of numerous factors, including:

•
human error;

•
equipment failure;

•
physical, electronic and cybersecurity breaches;

•
fire, hurricane, flood, earthquake and other natural disasters;

•
extreme temperatures;

•
power loss or telecommunications failure;

•
war, terrorism and any related conflicts or similar events worldwide; and

•
sabotage and vandalism.

Our data center business is susceptible to regional costs of power, power shortages, planned or unplanned power outages and limitations on the availability of adequate power resources. We rely on third parties to provide power to our data centers. We are therefore subject to an inherent risk that such third parties may fail to deliver such power in adequate quantities or on a consistent basis. If the power delivered to our data centers is insufficient or interrupted, we would be required to provide power through the operation of our on-site generators, generally at a significantly higher operating cost. Additionally, global fluctuations in the price of power can increase the cost of energy. We may be limited in our ability to, or may not always choose to, pass these increased costs on to our customers. We also rely on third-party telecommunications carriers to provide internet connectivity to our customers. These carriers may elect not to offer their services within our data centers or may elect to discontinue such services. Furthermore, carriers may face business difficulties which could affect their ability to provide telecommunications services or the quality of such services. If connectivity is interrupted or terminated, our financial condition and results of operations may be adversely affected.

Our data centers are subject to environmental laws and regulations. For example, our emergency generators are subject to regulations and permit requirements governing air pollutants, and the heating, ventilation and air conditioning and fire suppression systems at some of our data centers may include ozone-depleting substances that are subject to regulation. Changes in law or our operations could increase compliance costs or impose limitations on our operations. While environmental regulations do not normally impose material costs upon operations at our data centers, unexpected events, equipment malfunctions, human error and changes in law or regulations, among other factors, could result in unexpected costs due to violation of environmental laws, required permits or additional operation limitations or costs.

Furthermore, after giving effect to this Acquisition, the Credit Suisse transaction and our acquisition of Mag Datacenters LLC, which operates Fortrust LLC in September 2017, we will have paid an aggregate purchase price of over $1.5 billion for data center businesses in 2017 and the first quarter of 2018. We may be required to commit significant operational and financial resources in connection with the growth of our data center business. However, there can be no assurance we will have sufficient customer demand to support these data centers or that we will not be adversely affected by the risks noted above, which could make it difficult for us to realize expected returns on our investments, if any.

The summary historical and "As Adjusted" financial data and supplemental information of IODC in this prospectus supplement is presented for illustrative purposes only and may not be an indication of IODC's financial condition or results of operations.

The summary historical and "As Adjusted" financial data and supplemental information of IODC is only a summary and does not include all of the information in IODC's financial statements. In addition, the results of interim periods are not necessarily indicative of results that may be expected for a full year. The "As Adjusted" information is presented for illustrative purposes only to reflect the effect of the IODC Operations Not Acquired and does not represent what IODC's actual results of operations or financial position would have actually been excluding the IODC Operations Not Acquired as of the dates or for the periods presented or project results of operations or financial position for any future periods. The adjustments are based on available information and certain assumptions that management believes are factually supportable. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, IODC's actual financial condition and results of operations following the IODC Operations Not Acquired may not be consistent with, or evident from, such information. See "Prospectus supplement Summary—Summary historical and 'As Adjusted' financial data of IODC."

Our due diligence of IODC may have failed to identify key issues that could have an adverse effect on our performance and financial condition.

Before executing the Purchase Agreement, we undertook a period of due diligence for the purpose of negotiating the terms of the Acquisition. Although we decided to proceed with the Acquisition following that due diligence exercise, there is a risk that the due diligence undertaken was insufficient or failed to identify key issues. Furthermore, after implementation of the Acquisition, we will be subject to any unknown liabilities of IODC which could have an adverse effect on our performance and financial condition.

If the Acquisition is consummated, we may be unable to successfully integrate IODC's operations or realize other benefits of the Acquisition.

We entered into the Purchase Agreement because we believe that the Acquisition will be beneficial to us. Achieving targeted benefits of the Acquisition will depend, in part, on our ability to realize the anticipated benefits from integrating IODC's business with ours. To realize these anticipated benefits, IODC's business must be successfully integrated. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in our not fully achieving the anticipated benefits of the Acquisition.

Potential difficulties that may be encountered in the integration process include the following:

•
conforming standards, controls, procedures and policies, business cultures and compensation structures between the entities;

•
consolidating corporate and administrative infrastructures;

•
potential unknown liabilities and unforeseen expenses or delays associated with the Acquisition; and

•
our ability to deliver on our strategy going forward.

We will incur adverse tax consequences if following the Acquisition we fail to qualify as a REIT for United States federal income tax purposes.

We believe that, following the Acquisition, we will integrate IODC's assets and operations in a manner that will allow us to timely satisfy the REIT income, asset, and distribution tests applicable to us. However, if we fail to do so, we could jeopardize or lose our qualification for taxation as a REIT, particularly if we were ineligible to utilize relief provisions set forth in the United States Internal Revenue Code of 1986, as amended, or the Code. For any taxable year that we fail to qualify for taxation as a REIT, we would not be allowed a deduction for distributions to our stockholders in computing our taxable income, and thus would be subject to U.S. federal and state income tax at the regular corporate rates on all of our U.S. federal and state taxable income in the manner of a regular corporation. Those corporate level taxes would reduce the amount of cash available for distribution to our stockholders or for reinvestment or other purposes, and would adversely affect our earnings. As a result, our failure to qualify for taxation as a REIT during any taxable year could have a material adverse effect upon us and our stockholders. Furthermore, unless prescribed relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which we failed to qualify as a REIT. Finally, even if we are able to utilize relief provisions and thereby avoid disqualification for taxation as a REIT, relief provisions typically involve paying a penalty tax in proportion to the severity and duration of the noncompliance with REIT requirements, and thus these penalty taxes could be significant in the context of noncompliance stemming from a transaction as large as the Acquisition.

Risks related to our taxation as a REIT

Legislative or other actions affecting REITs could have a negative effect on us or our stockholders.

At any time, the federal or state income tax laws governing REITs, or the administrative interpretations of those laws, may be amended. Federal and state tax laws are constantly under review by persons involved in the legislative process, the United States Internal Revenue Service, the United States Department of the Treasury and state taxing authorities. Changes to the tax laws, regulations and administrative interpretations, which may have retroactive application, could adversely affect us. In addition, some of these changes could have a more significant impact on us as compared to other REITs due to the nature of our business and our substantial use of taxable REIT subsidiaries, particularly non-U.S. taxable REIT subsidiaries. In particular, the United States Congress is currently considering H.R. 1, or the Tax Cuts and Jobs Act. This legislation is intended to reform the United States federal income tax system, particularly as it relates to the taxation of both corporate income and international income. Provisions reforming the taxation of international income do not always contemplate unintended consequences of such reforms on

REITs with global operations. On November 16 and December 2, 2017, respectively, the U.S. House of Representatives and the U.S. Senate approved different versions of this legislation, and the House of Representatives and Senate processes to reconcile their differences in conference are ongoing. In general, the House of Representatives version of the legislation did not include technical conforming amendments to the Code, that would clarify how some of the legislation's reform provisions would impact a REIT's qualification, including provisions that could impact our own qualification for taxation as a REIT. In contrast, the Senate version of the legislation does include certain technical conforming amendments and accordingly would not materially impact our qualification for taxation as a REIT. In addition, both the House of Representatives and Senate versions of the legislation contain numerous provisions that could impact the computation of our taxable income. Any impact to our taxable income would impact our corresponding distribution requirements, including possibly our distribution requirements for our 2017 taxable year.

We cannot predict with certainty whether or when the proposed legislation will be enacted, what provisions would be included in any final legislation, or whether other tax laws, regulations and administrative interpretations applicable to us may be changed. Prospective investors in our shares are encouraged to consult with their tax advisors about the potential effects that changes in law may have on them and on an acquisition and ownership of our shares.

Risks related to our common stock

The market price and trading volume of our common stock may be volatile, and the value of an investment in our common stock may decline.

The market price of our common stock may be volatile. From January 1, 2016 to December 8, 2017, our common stock has had low and high closing sales prices in the range of $24.56 to $41.44 per share. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares of our common stock at or above the price you paid for them. General economic and market conditions, and market conditions for equity securities of REIT issuers in particular, may affect the market price of our common stock.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•
failure to meet the REIT qualification requirements and maintain our REIT status;

•
actual or anticipated variations in our quarterly operating results or dividends, including the failure to meet our earnings estimates;

•
changes in our funds from operations or earnings estimates;

•
our acquisitions, including in our adjacent businesses, such as IODC and other data centers;

•
increases in our leverage ratio and the impact on our ability to incur debt;

•
changes in our credit ratings;

•
increases in market interest rates;

•
changes in market valuations of similar companies;

•
the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other REITs;

•
investor confidence in the stock and bond markets, generally;

•
new issuances of common or preferred equity, debt or convertible debt securities by us;

•
changes in tax laws;

•
additions or departures of key management personnel;

•
actions by institutional stockholders;

•
global acts of terrorism or other natural or man-made acts or events; and

•
other factors described in "Risk factors" in this prospectus supplement and "Risk Factors" in the Annual Report.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock, including through our "at the market" equity program, or other securities convertible into or exchangeable for shares of our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to our existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible into or exchangeable for shares of our common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Use of proceeds

We will receive approximately $               million in net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses (or $               million if the underwriters exercise their option to purchase additional shares of common stock in full). We intend to use the net proceeds from this offering, together with the net proceeds from the Debt Financing, to finance the purchase price of the Acquisition, to pay related fees and expenses and, to the extent of any remaining net proceeds, for general corporate purposes (which may include financing the expansion of our adjacent and other businesses through acquisitions and repaying outstanding indebtedness). Pending such application, we expect to repay outstanding borrowings under our revolving credit facility and/or invest the proceeds in time deposits with large, highly rated investment grade institutions. The completion of this offering is not conditioned upon the consummation of the Debt Financing or the Acquisition. If the Acquisition is not consummated, we would use the net proceeds for general corporate purposes.

Over the last 12 months, we used borrowings under our revolving credit facility for general corporate purposes. Our revolving credit facility matures on August 21, 2022, at which point all obligations become due. The weighted average interest rate on indebtedness outstanding under our revolving credit facility as of December 7, 2017 was 3.25%.

Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Barclays Capital Inc. are lenders under our revolving credit facility, and as such, may receive a portion of the net proceeds of this offering. See "Underwriting."

The following table outlines the expected sources and uses of funds for the Acquisition. The table assumes that (i) the Acquisition, this offering and the Debt Financing are completed simultaneously, but this offering and the Debt Financing are expected to be completed before completion of the Acquisition and (ii) the underwriters do not exercise their option to purchase additional shares in this offering. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Acquisition. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources of funds		Uses of funds

Common stock offered hereby	$582	Purchase price for Acquisition(1)	$1,315
Debt Financing	825	Transaction fees and expenses(2)	50
		Cash to balance sheet(3)	42

Total	$1,407		$1,407

(1)    Does not include the $60 million additional consideration based on future performance.

(2)    Includes discounts, commissions and expenses of this offering and the Debt Financing and expenses relating to the Acquisition.

(3)    Includes approximately $9 million that may be used to pay the dividend for the shares being issued in this offering. See "Prospectus Supplement—Other recent developments—Dividend."

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017:

•
on an actual basis ("Actual" column);

•
on an as adjusted basis to give effect to (i) this offering (but not the application of the proceeds from the offering), after deducting the underwriting discounts and commissions and estimated offering expenses, (ii) the IMUK Offering and (iii) the redemption of the IME Notes (we refer to the IMUK Offering, together with the redemption of the IME Notes as the Refinancing Transactions ("As adjusted for this offering and the Refinancing Transactions" column);

•
on an as further adjusted basis to give further effect to an aggregate principal amount of up to $825.0 million senior unsecured long-term debt we intend to incur in the Debt Financing ("As further adjusted for the Debt Financing" column); and

•
on a pro forma as further adjusted basis to give further effect to the Acquisition (including the application of the net proceeds from this offering and the Debt Financing) ("Pro forma as further adjusted for the Acquisition" column).

The completion of this offering is not conditioned upon the consummation of the Debt Financing or the Acquisition.

This table should be read in conjunction with "Use of proceeds" and our unaudited condensed consolidated financial statements and the related notes in the Third Quarter Report incorporated by reference herein.

	As of September 30, 2017
(In thousands)	Actual	As adjusted for this offering and the Refinancing Transactions	As further adjusted for the Debt Financing	Pro forma as further adjusted for the Acquisition

Cash and Cash Equivalents(1)(2)	$337,886	$896,606	$1,709,694	$379,886
Long-term Debt (Including Current Maturities):
Revolving Credit Facility(2)(3)	1,165,538	1,198,056	1,198,056	1,198,056
Term Loan Facility(3)	246,875	246,875	246,875	246,875
Australian Dollar Term Loan Facility(3)	189,273	189,273	189,273	189,273
New Unsecured Long-Term Debt(3)	—	—	825,000	825,000
4 3/8% Senior Notes due 2021(3)	500,000	500,000	500,000	500,000
6 1/8% GBP Senior Notes due 2022(3)	535,902	—	—	—
6% Senior Notes due 2023(3)	600,000	600,000	600,000	600,000
5 3/8% CAD Senior Notes due 2023(3)	200,449	200,449	200,449	200,449
5 3/4% Senior Subordinated Notes due 2024(3)	1,000,000	1,000,000	1,000,000	1,000,000
3% Euro Senior Notes due 2025(3)	354,435	354,435	354,435	354,435
3 7/8% GBP Senior Notes due 2025(3)	—	535,902	535,902	535,902
5 3/8% Senior Notes due 2026(3)	250,000	250,000	250,000	250,000
4 7/8% Senior Notes due 2027(3)	1,000,000	1,000,000	1,000,000	1,000,000
Accounts Receivable Securitization Program(3)	254,073	254,073	254,073	254,073
Mortgage Securitization Program(3)	50,000	50,000	50,000	50,000
Real Estate Mortgages, Capital Leases and Other(3)	609,120	609,120	609,120	609,120

Total Long-term Debt (Including Current Maturities)	6,955,665	6,988,183	7,813,183	7,813,183
Equity:
Preferred stock (par value $0.01; authorized 10,000,000 shares; none issued and outstanding)	—	—	—	—
Common stock (par value $0.01; authorized 400,000,000 shares; issued and outstanding 266,882,282 shares as of September 30, 2017 on an actual basis; issued and outstanding 281,382,282 as adjusted for this offering and the Refinancing Transactions, as adjusted further for the Debt Financing and Pro forma as further adjusted for the Acquisition)(1)(4)	2,668	2,668	2,668	2,668
Additional Paid-in-Capital	3,601,201	4,159,921	4,159,921	4,159,921
Distributions in Excess of Earnings	(1,621,538)	(1,646,150)	(1,646,150)	(1,660,958)
Accumulated Other Comprehensive Items, Net	(115,343)	(115,343)	(115,343)	(115,343)

Total Iron Mountain Incorporated Stockholders' Equity	1,866,988	2,401,096	2,401,096	2,386,288
Noncontrolling Interests	1,658	1,658	1,658	1,658

Total Equity	1,868,646	2,402,754	2,402,754	2,387,946

Total Capitalization	$8,824,311	$9,390,937	$10,215,937	$10,201,129

(1)    Subsequent to September 30, 2017, we have issued 1,481,053 shares of our common stock for aggregate consideration of $60.0 million pursuant to the Distribution Agreement, which are not reflected in the amounts presented. See footnote (1) of "Prospectus supplement summary—The offering."

(2)    For purposes of this presentation, the net proceeds from this offering and the Debt Financing have increased cash and cash equivalents in the as adjusted, as further adjusted columns and pro forma as further adjusted columns to give effect to cash being added to the balance sheet to the extent there are remaining proceeds and do not give effect to the approximately $9 million that may be used to pay the dividend for the shares being issued in this offering. See "Use of proceeds." As discussed under "Use of proceeds," pending the use of such proceeds to finance the purchase price of the Acquisition and to pay related fees and expenses, we may repay outstanding borrowings under our revolving credit facility. We would reborrow any such amounts to fund the purchase price of the Acquisition and pay related fees and expenses as shown in the pro forma column.

(3)    Amounts set forth in the table are not reduced by deferred financing costs associated with the incurrence of such indebtedness.

(4)   Common stock is not reflective of the par value associated with shares issued in connection with this offering.

Dividend policy and market for common stock

Our common stock is listed on the NYSE under the symbol "IRM." Our shares of common stock also trade on the Australian Stock Exchange in the form of CHESS Depository Interests, or CDIs, representing a beneficial interest in one share of our common stock. On December 8, 2017, the last reported sale price of our common stock on the NYSE was $40.12. As of September 30, 2017, there were 1,540 holders of record of our common stock. The following table sets forth the high and low sales prices per share of our common stock, including CHESS Depository Nominees Pty Limited, which held shares of our common stock on behalf of our CDI holders.

The following table sets forth the high and low sales prices on the NYSE since January 1, 2015.

	High	Low

Fiscal Year 2015:
First Quarter	$41.53	$35.60
Second Quarter	38.49	30.95
Third Quarter	32.25	26.49
Fourth Quarter	32.35	25.99
Fiscal Year 2016:
First Quarter	$34.15	$23.64
Second Quarter	39.84	32.12
Third Quarter	41.50	35.42
Fourth Quarter	37.51	30.75
Fiscal Year 2017:
First Quarter	$37.75	$32.27
Second Quarter	36.70	32.53
Third Quarter	40.64	32.92
Fourth Quarter (through December 8, 2017)	41.53	37.51

Our board of directors has adopted a dividend policy under which we have paid, and in the future intend to pay, quarterly cash dividends on our common stock. The amount and timing of future dividends will continue to be subject to the approval of our board of directors, in its sole discretion, and to applicable legal requirements.

In 2015, 2016 and 2017, our board of directors has declared the following dividends:

Declaration date	Dividend per share	Record date	Total amount (in thousands)	Payment date

February 19, 2015	$0.4750	March 6, 2015	$99,795	March 20, 2015
May 28, 2015	0.4750	June 12, 2015	100,119	June 26, 2015
August 27, 2015	0.4750	September 11, 2015	100,213	September 30, 2015
October 29, 2015	0.4850	December 1, 2015	102,438	December 15, 2015
February 17, 2016	0.4850	March 7, 2016	102,651	March 21, 2016
May 25, 2016	0.4850	June 6, 2016	127,469	June 24, 2016
July 27, 2016	0.4850	September 12, 2016	127,737	September 30, 2016
October 31, 2016	0.5500	December 15, 2016	145,006	December 30, 2016
February 15, 2017	0.5500	March 15, 2017	145,235	April 3, 2017
May 24, 2017	0.5500	June 15, 2017	145,417	July 3, 2017
July 27, 2017	0.5500	September 15, 2017	146,772	October 2, 2017

On October 24, 2017, we announced a dividend of $0.5875 per share, payable on January 2, 2018, to stockholders of record on December 15, 2017. Purchasers of common stock in this offering will be entitled to receive this dividend when paid.

Material U.S. federal income tax considerations

The following supplements and updates the summary of U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock contained in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on December 11, 2017, or our REIT Taxation Current Report, which is incorporated in this prospectus supplement by reference. Sullivan & Worcester LLP has rendered a legal opinion that the discussions in this section and in Exhibit 99.2 to our REIT Taxation Current Report in all material respects are the material U.S. federal income tax considerations relevant to owners of our common stock, and the opinions of counsel referred to here and in that section represent Sullivan & Worcester LLP's opinions on those subjects.

Specifically, subject to qualifications and assumptions contained in its opinion and in Exhibit 99.2 to our REIT Taxation Current Report, Sullivan & Worcester LLP has given an opinion to the effect that, commencing with our taxable year ended December 31, 2014, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our actual method of operation has enabled us, and our proposed method of operation will continue to enable us, to meet the requirements for qualification and taxation as a REIT under the Code, it being understood that our actual qualification for taxation as a REIT, however, will depend on our continued ability to meet, and our meeting, through actual annual operating results and distributions, the various qualification tests under the Code.

Subject to the detailed discussion contained in Exhibit 99.2 to our REIT Taxation Current Report, we believe that we have qualified for taxation, and we intend to remain qualified for taxation, as a REIT under the Code.

We encourage you to consult your tax advisor regarding the specific U.S. federal, state, local, foreign and other tax consequences to you of the acquisition, ownership and disposition of our common stock.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc. and Evercore Group L.L.C. are acting as joint book-running managers of the offering. We have entered into an underwriting agreement with J.P. Morgan Securities LLC, as representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Barclays Capital Inc.
Evercore Group L.L.C

Total	14,500,000

The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any of the shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $              per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $              per share from the initial public offering price. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to                       additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares initially purchased by the underwriters are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $               per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without option to purchase additional shares exercised	With full option to purchase additional shares exercised

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.9 million. We have agreed to reimburse the underwriters for certain of their expenses in an amount of up to $20,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus supplement, other than the shares of common stock to be sold hereunder, any shares of common stock issued upon the exercise of options granted under our stock-based compensation plans, any shares of common stock (not to exceed 5% of our outstanding shares of common stock) issued as consideration for one or more acquisitions and certain other exceptions.

Our directors and executive officers have entered into lock-up agreements with the representative of the underwriters prior to the commencement of this offering pursuant to which each of these persons, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, in each case, subject to certain exceptions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Our common stock is listed on the NYSE under the symbol "IRM."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors

Each purchaser of shares that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold "plan assets" of any such employee benefit plan, plan or account, by acceptance of shares, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase shares and that such fiduciary:

(a)    is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary that holds or has at least $50 million of assets under management or control, in each case as specified in 29 CFR Section 2510.3-21(c)(1)(i), but in any event excluding an IRA owner (or a relative of an IRA owner) if the purchaser is the IRA owner's own IRA;

(b)   is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of us, each initial purchaser and their respective affiliates, or the Transaction Parties;

(c)    is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser's transactions with the Transaction Parties hereunder;

(d)   has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser's transactions with the Transaction Parties contemplated hereby;

(e)    is a "fiduciary" under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser's transactions with the Transaction Parties contemplated hereby; and

(f)    understands and acknowledges the existence and nature of the discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, as described in this offering memorandum; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, trustees, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser's transactions with the Transaction Parties contemplated hereby.

Notice to prospective investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as

amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as a basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the Netherlands

The shares of common stock may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Barclays Capital Inc. are agents and/or lenders under our credit agreement, including under our revolving credit facility. We have also entered into a Distribution Agreement with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities LLC, Evercore Group L.L.C. and certain other investment banks, as sales agents, pursuant to which we may issue and sell shares of our common stock from time to time. In connection with the financing for the Acquisition, affiliates of certain of the underwriters have provided bridge loan commitments to us, which commitments will be reduced to the extent of the amount of the aggregate gross proceeds from this offering and the Debt Financing. Certain of the underwriters or their respective affiliates have acted as advisors to us in connection with the Acquisition.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common stock on behalf of us. Certain legal matters with respect to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Certain legal matters with respect to U.S. federal tax matters will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts.

Experts

Iron Mountain Incorporated's consolidated financial statements as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and the related financial statement schedule, incorporated by reference in this prospectus supplement from the Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Iron Mountain Incorporated's internal control over financial reporting as of December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein. The audited historical financial statements of Recall Holdings Limited incorporated by reference in Iron Mountain Incorporated's Current Report on Form 8-K/A dated May 9, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We are subject to the periodic reporting and other information requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings by accessing the SEC's Internet site at www.sec.gov. Our common stock is listed on the NYSE where reports, proxy statements and other information concerning us can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

PROSPECTUS

Iron Mountain Incorporated

Debt Securities, Preferred Stock, Depositary Shares,
Common Stock and Warrants
Guarantees of Debt Securities of Iron Mountain Incorporated by
Subsidiary Guarantors

Iron Mountain Canada Operations ULC

Debt Securities
Guarantees of Debt Securities of Iron Mountain Canada Operations ULC by
Iron Mountain Incorporated and Subsidiary Guarantors

        Iron Mountain Incorporated, or Iron Mountain, a Delaware corporation, may offer and sell, from time to time, in one or more offerings the following securities:

  •
  debt securities of Iron Mountain;

  •
  shares of Iron Mountain's preferred stock;

  •
  fractional shares of Iron Mountain's preferred stock in the form of depositary shares;

  •
  shares of Iron Mountain's common stock;

  •
  warrants to purchase any of these securities;

  •
  stock purchase contracts; or

  •
  guarantees by Iron Mountain of debt securities of Iron Mountain Canada Operations ULC.

        Iron Mountain Canada Operations ULC, a British Columbia unlimited liability company and an indirect, wholly-owned subsidiary of Iron Mountain, or the Canadian Issuer, may offer and sell its debt securities from time to time, in one or more offerings.

        The securities described in this prospectus may be offered and sold separately or together in units with other securities described in this prospectus.

        In connection with the debt securities of Iron Mountain and the Canadian Issuer, substantially all of the present and future wholly-owned domestic subsidiaries of Iron Mountain, or the Subsidiary Guarantors, may, on a joint and several basis, offer full and unconditional guarantees of Iron Mountain's and the Canadian Issuer's obligations under their respective debt securities on terms described in this prospectus and in the applicable supplements to the prospectus.

        The securities described in this prospectus offered by Iron Mountain or the Canadian Issuer may be issued in one or more series or issuances. Iron Mountain or the Canadian Issuer may offer and sell their securities to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis. We will provide the specific terms of any securities actually offered and the manner in which the securities will be offered in supplements to this prospectus. In each case, we will describe the type and amount of securities that Iron Mountain or the Canadian Issuer are offering, the initial public offering price and the other terms of the offering in the applicable prospectus supplement.

        Iron Mountain's common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "IRM." On February 26, 2016, the last reported sale price of Iron Mountain's common stock on the NYSE was $29.56 per share.

        Investment in any securities offered by this prospectus involves risk. See "Risk Factors" on page 3 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission, or the SEC, and in the applicable prospectus supplement.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 29, 2016.

 ABOUT THIS PROSPECTUS

        All references to "Iron Mountain" in this prospectus are to Iron Mountain Incorporated and not any of its subsidiaries, and references to the "Canadian Issuer" are to Iron Mountain Canada Operations ULC and not any of its subsidiaries. All references to the "Subsidiary Guarantors" in this prospectus are to substantially all of the present and future wholly-owned domestic subsidiaries of Iron Mountain that may, on a joint and several basis, offer full and unconditional guarantees of the debt securities described in this prospectus. Unless otherwise indicated or required by context, all references to "we," "our" or "us" in this prospectus are to Iron Mountain, the Canadian Issuer and the Subsidiary Guarantors, except that references to "we," "us" or "our" under the headings "Prospectus Summary" and "Risk Factors" are to Iron Mountain and its consolidated subsidiaries. Unless otherwise noted, all of the financial information in this prospectus is presented on a consolidated basis of Iron Mountain.

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell any of the securities described in this prospectus, or any combination thereof, in one or more offerings. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the headings "Where You Can Find More Information" and "Information Incorporated By Reference." If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement.

        You should rely only on the information provided or incorporated by reference in this prospectus or any relevant prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of the securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus and any relevant prospectus supplement, as well as the information in any document incorporated or deemed to be incorporated into this prospectus and any relevant prospectus supplement is accurate only as of the date of the documents containing the information.

 PROSPECTUS SUMMARY

Iron Mountain Incorporated

        We store records, primarily physical records and data backup media, and provide information management services that help organizations around the world protect their information, lower storage rental costs, comply with regulations, enable corporate disaster recovery, and better use their information for business advantages, regardless of its format, location or life cycle stage. We offer comprehensive records and information management services and data management services, along with the expertise and experience to address complex storage and information management challenges such as rising storage rental costs, and increased litigation, regulatory compliance and disaster recovery requirements. Founded in an underground facility near Hudson, New York in 1951, we have more than 170,000 customers in a variety of industries in 37 countries around the world. We currently provide storage and information management services to legal, financial, healthcare, insurance, life sciences, energy, businesses services and government organizations, including approximately 94% of the Fortune 1000.

        As of December 31, 2015, we operated approximately 1,100 facilities (69.9 million square feet) and employed more than 20,000 people.

        Since January 1, 2014, we have been organized and have operated in a manner that enables us to qualify, and we intend to continue to operate in a manner that will allow us to continue to qualify, as a real estate investment trust for U.S. federal income tax purposes, or REIT.

        Our principal executive offices are located at One Federal Street, Boston, Massachusetts 02110, and our telephone number is (617) 535-4766.

The Canadian Issuer

        The Canadian Issuer is an unlimited liability company under the laws of British Columbia, Canada, and an indirect, wholly-owned subsidiary of Iron Mountain. The Canadian Issuer and its subsidiaries operate our storage and information management services businesses in Canada.

        We have not included or incorporated by reference separate financial statements of the Canadian Issuer in this prospectus, as the financial statements incorporated by reference herein from our Annual Report on Form 10-K, include our consolidated financial statements, which presents information with respect to the Canadian Issuer, along with, within Note 5, "Selected Consolidated Financial Statements of Parent Guarantor, Canada Company and Non-Guarantors" in Notes to Consolidated Financial Statements, information with respect to Iron Mountain and the other Subsidiary Guarantors.

        The registered office of the Canadian Issuer is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, BC V7X 1L3, Canada and its telephone number is (604) 631-3300.

 RISK FACTORS

        Investing in our securities involves risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, the information contained under the heading "Cautionary Note Regarding Forward-Looking Statements" in this prospectus or under any similar heading in any applicable prospectus supplement or in any document incorporated herein or therein by reference, any specific risk factors discussed under the caption "Risk Factors" in any applicable prospectus supplement or in any document incorporated herein or therein by reference and the other information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement before making an investment decision. If any such risks occur, our business, financial condition or results of operations could be materially harmed, the market price of our securities could decline and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made statements in this prospectus and the documents incorporated by reference herein that constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, other U.S. federal securities laws or "forward-looking information" as that term is defined under applicable securities laws in Canada (together, "forward-looking statements"). These forward-looking statements concern our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

        Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. In addition, important factors that could cause actual results to differ from expectations include, among others:

  •
  our ability to remain qualified for taxation as a REIT;

  •
  the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies;

  •
  changes in customer preferences and demand for our storage and information management services;

  •
  the cost to comply with current and future laws, regulations and customer demands relating to privacy issues, as well as fire and safety standards;

  •
  the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information;

  •
  changes in the price for our storage and information management services relative to the cost of providing such storage and information management services;

  •
  changes in the political and economic environments in the countries in which our international subsidiaries operate;

  •
  our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently;

  •
  changes in the amount of our capital expenditures;

  •
  changes in the cost of our debt;

  •
  the impact of alternative, more attractive investments on dividends;

  •
  the cost or potential liabilities associated with real estate necessary for our business;

  •
  the performance of business partners upon whom we depend for technical assistance or management expertise outside the United States; and

  •
  other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated.

Please read carefully the information under "Risk Factors" beginning on page 3.

        Other important factors that could cause actual results to differ materially from those in our forward-looking statements are described more fully in our most recently filed Annual Report on Form 10-K, including those described under the caption "Item 1A. Risk Factors," and other reports filed from time to time with the SEC and any prospectus supplement.

        These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus. You should not rely upon forward-looking statements except as statements of our present intentions and of our present expectations, which may or may not occur. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to review carefully and consider the various disclosures we have made or incorporated by reference in this prospectus, as well as our other periodic reports filed with the SEC.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2011	2012	2013	2014	2015
Ratio of Earnings to Fixed Charges	2.2x	1.9x	1.5x	1.7x	1.5x

        The ratios of earnings to fixed charges presented above were computed by dividing our earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to income (loss) from continuing operations before provision for income taxes. Fixed charges consist of interest costs, the interest component of rental expense and amortization of debt discounts and deferred financing costs, but do not include interest expense related to uncertain tax positions. We did not have any shares of preferred stock outstanding during any of the periods presented above, and therefore our ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges presented above.

USE OF PROCEEDS

        Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities covered by this prospectus for general corporate purposes, which may include acquisitions, investments and the repayment of indebtedness outstanding at a particular time. Until we apply the proceeds from a sale of the securities covered by this prospectus for their stated purposes, we may invest those proceeds in short-term investments, including repurchase agreements, some or all or which may not be investment grade.

 DESCRIPTION OF DEBT SECURITIES

        Iron Mountain and the Canadian Issuer (each, a Debt Issuer, and together, the Debt Issuers) each may offer debt securities and the Subsidiary Guarantors may offer guarantees of such debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities and guarantees of the debt securities offered through that prospectus supplement. The applicable prospectus supplement and other offering material relating to such offering will describe specific terms relating to the series of debt securities and guarantees being offered. These terms will include some or all of the following:

  •
  the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

  •
  the aggregate principal amount of the debt securities;

  •
  the percentage of the principal amount at which the Debt Issuers will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

  •
  whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

  •
  if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

  •
  the stated maturity date;

  •
  any fixed or variable interest rate or rates per annum, the method by which the rate or rates will be determined and the interest payment and regular record dates;

  •
  the manner and place of payment of principal, premium, if any, and interest;

  •
  whether the debt securities may be exchanged or converted and, if applicable, where such debt securities can be surrendered for exchange or conversion;

  •
  the date from which interest may accrue and any interest payment dates;

  •
  any sinking fund requirements;

  •
  any provisions for redemption, including the redemption price and any remarketing arrangements;

  •
  whether the debt securities are denominated or payable in U.S. dollars, Canadian dollars, another foreign currency or units of two or more foreign currencies;

  •
  whether the amount of payments of principal of or premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

  •
  the events of default and covenants of the debt securities, to the extent such events are in addition to, a modification of or a deletion of, those described in the indenture relating to such debt securities;

  •
  whether the debt securities will be in certificated or book-entry form;

  •
  whether the debt securities will be in registered or bearer form (with or without coupons) and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto, including the depositary for such debt securities;

  •
  whether the Debt Issuer will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

  •
  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

  •
  whether the Debt Issuer will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether such Debt Issuer will have the option to redeem the debt securities instead of making this payment;

  •
  the subordination provisions, if any, relating to the debt securities;

  •
  if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for such debt securities to be authenticated and delivered;

  •
  whether any of the Debt Issuer's subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

  •
  the provisions relating to any security provided for the debt securities; and

  •
  whether the debt securities will be guaranteed and the provisions relating to any such guarantee of the debt securities.

        In addition, Wells Fargo Bank, National Association, is a trustee under certain indentures of the Debt Issuers and may be named as trustee in any senior subordinated indenture or subordinated indenture or applicable prospectus supplements. Iron Mountain also has banking relationships with Wells Fargo Bank, National Association or its affiliates in the ordinary course of business.

DESCRIPTION OF IRON MOUNTAIN CAPITAL STOCK

        As used in this section, "we", "us" or "our" refers to Iron Mountain, and not any of its subsidiaries.

        The description below summarizes the more important terms of Iron Mountain's capital stock. We have previously filed with the SEC copies of our certificate of incorporation and bylaws. See "Where You Can Find More Information." You should refer to those documents for the complete terms of our capital stock. This summary is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

General

        Iron Mountain's authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, or the Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share, or the Preferred Stock, as of February 29, 2016.

Preferred Stock

        The following is a summary of the general terms and provisions of the Preferred Stock that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the Preferred Stock offered through that prospectus supplement. We will file a copy of the certificate of designations that contains the terms of each new series of Preferred Stock with the SEC each time we issue a new series of Preferred Stock, and these certificates of designations will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of such series as well as any applicable qualifications, limitations or restrictions. A holder of Preferred Stock should refer to the applicable certificate of designations, our certificate of incorporation and the applicable prospectus supplement for more specific information.

        Our board of directors has been authorized, subject to limitations provided in our certificate of incorporation, to provide for the issuance of shares of Preferred Stock in multiple series. No shares of Preferred Stock are currently outstanding.

        With respect to each series of Preferred Stock, our board of directors has the authority to fix the following terms:

  •
  the designation of the series;

  •
  the number of shares within the series;

  •
  whether the shares are entitled to receive dividends and whether dividends are cumulative;

  •
  the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

  •
  whether the shares are entitled to any rights if we are dissolved or our assets are distributed;

  •
  whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

  •
  any restrictions on issuance of shares in the same series or any other series; and

  •
  the voting rights, if any, of that series.

        Holders of Preferred Stock will not have preemptive rights with respect to shares of Preferred Stock. In addition, rights with respect to shares of Preferred Stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of Preferred Stock that we issue will be fully paid and nonassessable.

        As described under "Description of Iron Mountain Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the Preferred Stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

        We currently plan to use Computershare Shareowner Services LLC as the registrar and transfer agent for any series of Preferred Stock.

Common Stock

        All outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Under Delaware General Corporation Law, or DGCL, stockholders generally are not personally liable for a corporation's acts or debts.

        Voting Rights.    Holders of Common Stock are entitled to one vote per share on each matter to be decided by our stockholders, subject to the rights of holders of any series of Preferred Stock that may be outstanding from time to time. Pursuant to our certificate of incorporation, there are no cumulative voting rights in the election of directors. In an uncontested election of directors, each director shall be elected by the affirmative vote of holders of a majority of the votes cast. In a contested election, the directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

        Dividend Rights and Limitations.    Holders of Common Stock will be entitled to receive ratably any dividends or distributions that our board of directors may declare from time to time out of funds legally available for this purpose.

        Dividends and other distributions on Common Stock are also subject to the rights of holders of any series of Preferred Stock that may be outstanding from time to time and to the restrictions in our credit agreement and indentures. See "—Preferred Stock."

        Liquidation Rights.    In the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of shares of Preferred Stock, if any, the holders of Common Stock will be entitled to share ratably in our remaining assets available for distribution.

        Miscellaneous.    Our board of directors has the power to issue shares of authorized but unissued Common Stock without further stockholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of Common Stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

        Reference is made to the applicable prospectus supplement relating to the Common Stock offered by that prospectus supplement for specific terms, including:

  •
  the amount and number of shares offered;

  •
  the initial offering price, if any, and market price; and

  •
  information with respect to dividends.

        Transfer Agent and Registrar.    The transfer agent and registrar for Common Stock is Computershare Shareowner Services LLC, 250 Royall Street, Canton, Massachusetts 02021. Its telephone number is (781) 575-2000.

Restrictions on Ownership and Transfer

        To facilitate compliance with the ownership limitations applicable to a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our certificate of incorporation contains restrictions on the ownership and transfer of our stock.

        These ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or otherwise be in the best interest of our stockholders. All certificates representing shares of capital stock bear legends describing or referring to these restrictions.

        For us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made). To facilitate compliance with these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our certificate of incorporation contains provisions restricting the ownership or transfer of shares of stock.

        The relevant sections of our certificate of incorporation provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in our certificate of incorporation) may beneficially or constructively own more than 9.8% in value of the aggregate of outstanding shares of stock, including Common Stock and Preferred Stock, or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of stock. We refer to these restrictions as the "ownership limits."

        The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by an individual or entity to be treated as owned by another individual or entity. As a result, the acquisition of less than 9.8% in value of outstanding stock or less than 9.8% in value or number of outstanding shares of any class or series of stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of outstanding stock or 9.8% in value or number of outstanding shares of any class or series of stock.

        In addition to the ownership limits, our certificate of incorporation prohibits any person from actually or constructively owning shares of stock to the extent that such ownership would cause any of our income that would otherwise qualify as "rents from real property" for purposes of Section 856(d) of the Code to fail to qualify as such.

        Our board of directors has in the past granted ownership limitation waivers and may, in its sole discretion, in the future grant such a waiver to a person, exempting them from the ownership limits and certain other REIT limits on ownership and transfer of stock described above, and may establish a different limit on ownership for any such person. However, our board of directors may not grant a waiver exempting any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by our board of directors for an ownership limitation waiver or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person's beneficial or constructive ownership of stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code and must generally agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of stock described above) will result in the shares of stock being automatically transferred to a trust as described below. As a condition of its waiver, our board of directors may require an opinion of counsel or Internal Revenue Service ruling satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the waiver or a different limit on ownership.

        In connection with the waiver of the ownership limits or at any other time, our board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in our certificate of incorporation, result in us being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of total shares of stock or of the shares of a class or series of stock, as applicable, is in excess of such decreased ownership limits until such time as such person's percentage of total shares of stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of stock in excess of such percentage will be in violation of the ownership limits.

        Our certificate of incorporation further prohibits:

  •
  any person from transferring shares of stock if such transfer would result in shares of stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

  •
  any person from beneficially or constructively owning shares of stock if such ownership would result in our failing to qualify as a REIT.

        The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

        Pursuant to our certificate of incorporation, if there is any purported transfer of our stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to our stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to a trustee designated in accordance with our certificate of incorporation upon demand. Our certificate of incorporation also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in our certificate of incorporation, then the transfer of the excess shares will be automatically void and of no force or effect.

        Shares of our stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses described below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds and extraordinary dividends in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such stock will be promptly paid to the charitable beneficiary.

        If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and

(ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

        The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our certificate of incorporation. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee's indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

        The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

        Subject to the DGCL effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion:

  •
  to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

  •
  to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

        In addition, if the board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of our stock set forth in our certificate of incorporation, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing us to repurchase shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

        From time to time, at our request, every person that is an owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of our stock, must provide us written notice of its name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner's beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of our stock, and any person (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

DESCRIPTION OF IRON MOUNTAIN DEPOSITARY SHARES

General

        As used in this section, "we", "us" or "our" refers to Iron Mountain, and not any of its subsidiaries.

        The following is a summary of the material provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of deposit agreement and depositary receipts which will be filed as exhibits to the registration statement of which this prospectus is a part prior to an offering of depositary shares. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement. If indicated in a prospectus supplement, the terms of such securities may differ from those described below.

        We may, at our option, elect to offer fractional interests in shares of Preferred Stock, rather than whole shares of Preferred Stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred Stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the Preferred Stock represented by those depositary shares.

        Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of Preferred Stock underlying the surrendered depositary receipts.

Distributions

        The depositary will be required to distribute all cash distributions received in respect of the applicable Preferred Stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the distribution paid on the applicable series of Preferred Stock.

        If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

        Depositary shares that represent shares of Preferred Stock converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the Preferred Stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

        You may receive the number of whole shares of Preferred Stock and any money or other property represented by your depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of Preferred Stock will not be issued. If the depositary receipts that you surrender exceed the number of depositary shares that represent the number of whole shares of Preferred Stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of Preferred Stock, you will not be entitled to re-deposit those shares of Preferred Stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of Preferred Stock.

Redemption of Depositary Shares

        If we redeem a series of the Preferred Stock underlying the depositary shares, the depositary will redeem those shares from the proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the Preferred Stock. The redemption date for depositary shares will be the same as that of the Preferred Stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for the Preferred Stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by the holder's depositary shares. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out an instruction to vote or for the effect of any such vote made so long as the action or inaction of the depositary is in good faith and is not the result of the depositary's gross negligence or willful misconduct.

Liquidation Preference

        Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

        The depositary shares will not themselves be convertible into or exchangeable for Common Stock, Preferred Stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion or exchange of the Preferred Stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the Preferred Stock represented by the depositary shares. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of Preferred Stock to effect the conversion or exchange. If you are converting or exchanging only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted or unexchanged depositary shares.

Amendment and Termination of a Deposit Agreement

        We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or materially and adversely alters the rights of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

        Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if a majority of each series of Preferred Stock affected by the termination consents to the termination. When a deposit agreement is terminated, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of Preferred Stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary shares. In addition, a deposit agreement will automatically terminate if:

  •
  all depositary shares have been redeemed;

  •
  there shall have been a final distribution in respect of the related Preferred Stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the Preferred Stock; or

  •
  each of the shares of related Preferred Stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the shares of Preferred Stock and any redemption of the shares of Preferred Stock. However, holders of depositary receipts will pay any transfer taxes or other governmental charges and the fees and expenses of the depositary, including any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

        The depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related Preferred Stock. Holders of depositary receipts will be able to inspect the transfer books of the depositary and the list of holders of depositary receipts upon reasonable notice.

        Neither we nor the depositary will be liable if the depositary is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related Preferred Stock unless satisfactory indemnity is furnished. We and the depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, by holders of depositary receipts or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

        If the depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

 DESCRIPTION OF IRON MOUNTAIN WARRANTS

        As used in this section, "we", "us" or "our" refers to Iron Mountain, and not any of its subsidiaries.

        The following is a summary of the material terms of our warrants and the warrant agreement. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of warrants and the warrant agreement which will be filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement. If indicated in a prospectus supplement, the terms of such securities may differ from those described below.

        We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, shares of Preferred Stock, depositary shares or shares of Common Stock. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the forms of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

        In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

  •
  the offering price;

  •
  the currencies in which such warrants are being offered;

  •
  the number of warrants offered;

  •
  the securities underlying the warrants;

  •
  the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

  •
  the rights, if any, we have to redeem the warrants;

  •
  the date on which the warrants will expire;

  •
  the name of the warrant agent; and

  •
  any other terms of the warrants.

        If material, we will discuss in the applicable prospectus supplement U.S. federal income tax considerations applicable to the warrants offered by such prospectus supplement.

        Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
AND THE STOCK PURCHASE UNITS

        As used in this section, "we", "us" or "our" refers to Iron Mountain, and not any of its subsidiaries.

        We may issue contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Common Stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of Common Stock and the number of shares of Common Stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, which secure the holders' obligations to purchase the Common Stock under the stock purchase contracts. We refer to these units herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. If material, we will discuss in the applicable prospectus supplement U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts offered by such prospectus supplement.

DESCRIPTION OF CERTAIN PROVISIONS OF DELAWARE LAW AND
IRON MOUNTAIN'S CERTIFICATE OF INCORPORATION AND BYLAWS

        As used in this section, "we", "us" or "our" refers to Iron Mountain, and not any of its subsidiaries.

        Iron Mountain is organized as a Delaware corporation. The following is a summary of our certificate of incorporation and bylaws and certain provisions of Delaware law, in each case as currently in effect. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire certificate of incorporation and bylaws, copies of which we have previously filed with the SEC, see "Where You Can Find More Information," or refer to the provisions of Delaware law.

        Delaware law, our certificate of incorporation and our bylaws contain some provisions that could delay or make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us first to negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

Section 203 of The Delaware General Corporation Law

        We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:

  •
  the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an "interested stockholder" is a person that, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of our outstanding voting stock.

Other Provisions of Our Certificate of Incorporation and Bylaws

        Our bylaws provide that a vacancy on the board of directors, including a vacancy created by an increase in the size of the board of directors by the directors, may be filled by a majority of the remaining directors, or by a sole remaining director, or by the stockholders, and each person so elected shall be a director to serve for the balance of the unexpired term of the directors. In addition, our bylaws provide that, in an uncontested election of directors, each director shall be elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In a contested election, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at the election of directors.

        Our bylaws also provide that a majority of votes cast by the shares present in person or represented by proxy at any meeting of stockholders and entitled to vote thereat shall decide any question (other than the election of directors) brought before such meeting, except in any case where a larger vote is required by the DGCL, our certificate of incorporation, our bylaws or otherwise.

        Certain other provisions of our certificate of incorporation and bylaws could have the effect of preventing or delaying any change in control of us, including:

  •
  the advance notification procedures imposed on stockholders for stockholder nominations of candidates for the board of directors and for other stockholder business to be conducted at annual or special meetings;

  •
  the absence of authority for stockholders to call special stockholder meetings; and

  •
  the absence of authority for stockholder action by unanimous or partial written consent in lieu of an annual or special meeting.

        These provisions and statutory anti-takeover provisions could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

        In addition, our bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for the adjudication of certain disputes involving us, including, without limitation, any derivative action or proceeding brought on behalf of us.

        Our certificate of incorporation includes provisions eliminating the personal liability of our directors to the fullest extent permitted by the DGCL, and our bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL. The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        The organizational documents and the DGCL provide similar indemnification for the officers and directors of certain of the Subsidiary Guarantors.

PLAN OF DISTRIBUTION

        We may sell the securities under this prospectus from time to time, in one or more of the following ways:

  •
  to or through one or more underwriters or dealers;

  •
  in short or long transactions;

  •
  directly to investors;

  •
  through agents; or

  •
  through a combination of any of these methods of sale.

        If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

  •
  in privately negotiated transactions;

  •
  in one or more transactions at a fixed price or prices, which may be changed from time to time;

  •
  in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

  •
  at prices related to those prevailing market prices; or

  •
  at negotiated prices.

        We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement and pricing supplement, if any, the terms and offering of securities, including:

  •
  the names of any underwriters, dealers or agents;

  •
  any agency fees or underwriting discounts or commissions and other items constituting agents' or underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers;

  •
  details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

  •
  the purchase price of the securities being offered and the proceeds we will receive from the sale;

  •
  the public offering price; and

  •
  the securities exchanges on which such securities may be listed, if any.

        We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement or pricing supplement, if any, indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus, the applicable prospectus supplement and pricing supplement, if any, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

        We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus, an applicable prospectus supplement and an applicable pricing supplement, if any. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

        Underwriters, Agents and Dealers.    If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading "Underwriting" in the applicable prospectus supplement.

        Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

        Direct Sales.    We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to holders of our securities. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

        Trading Market and Listing of Securities.    We will make applications to list any shares of Common Stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any of the other securities we may offer on any national exchange or over-the-counter market, and any such listing will be disclosed in the applicable prospectus supplement. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

        Sullivan & Worcester LLP, Boston, Massachusetts, will pass upon the validity of the debt securities, guarantees Preferred Stock, Common Stock, depositary shares warrants, stock purchase contracts and stock purchase units. Certain legal matters with respect to the validity of the Canadian Issuer's debt securities will be passed upon for the Canadian Issuer and Iron Mountain by Blake, Cassels & Graydon LLP, Toronto, Ontario and Vancouver, British Columbia, with respect to matters of Canadian law. Sullivan & Worcester LLP also has passed upon our qualification and taxation as a REIT in an opinion filed with the registration statement of which this prospectus is a part.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Iron Mountain's Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Iron Mountain's internal control over financial reporting as of December 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at www.sec.gov or by accessing our Internet site at www.ironmountain.com. Website addresses are included in this prospectus as textual references only and the information in such websites is not incorporated by reference into this prospectus or related registration statement.

        Iron Mountain's Common Stock is listed on the NYSE under the symbol "IRM," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any filings made after the date of the initial filing of the registration statement of which this prospectus is a part made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities made by this prospectus is completed or terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including under Items 2.02 and 7.01 (and any related Item 9.01) of Form 8-K):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016;

  •
  our Current Report on Form 8-K filed with the SEC on February 29, 2016 (Item 8.01 and the related exhibits included in Item 9.01 only);

  •
  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, from our definitive Proxy Statement for our 2015 Annual Meeting of Stockholders dated April 13, 2015; and

  •
  the description of our Common Stock contained in Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on January 21, 2015, and any subsequent amendments and reports filed to update such description.

        We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: One Federal Street, Boston, Massachusetts 02110, (617) 535-4766, Attention: Investor Relations.

Iron Mountain Incorporated

14,500,000 Shares

Common stock

Prospectus supplement

J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities	Barclays	Evercore ISI

                           , 2017